Execution Version

Ralcorp Holdings, Inc.

$50,000,000 7.45% Senior Notes, Series 2009A, due May 28, 2019

$50,000,000 7.60% Senior Notes, Series 2009B, due May 28, 2021

______________

Note Purchase Agreement

_____________

Dated May 28, 2009

Table of Contents

(Not a part of the Agreement)

i

Schedule A	—	Information Relating to Purchasers
Schedule B	—	Defined Terms
Schedule 5.3	—	Disclosure Materials
Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock
Schedule 5.5	—	Financial Statements
Schedule 5.15	—	Existing Debt

Schedule 10.5(i)	—	Description of Forward Sale Agreement and Pledge Agreement Re: Vail Resorts, Inc.
Exhibit 1-A	—	Form of 7.45% Senior Note, Series 2009A, due May 28, 2019
Exhibit 1-B	—	Form of 7.60% Senior Note, Series 2009B, due May 28, 2021

Exhibit 4.4(a)	—	Form of Opinion of Charles G. Huber, General Counsel of the
Obligors
Exhibit 4.4(b)	—	Form of Opinion of Special Counsel to the Purchasers
Exhibit 4.11	—	Form of Subsidiary Guarantee
Exhibit S	—	Form of Supplement to Note Purchase Agreement

Ralcorp Holdings, Inc.
800 Market Street
Suite 2900
St. Louis, MO  63101

7.45% Senior Notes, Series 2009A, due May 28, 2019

7.60% Senior Notes, Series 2009B, due May 28, 2021

May 28, 2009

To each of the Purchasers listed in
  the attached Schedule A:

Ladies and Gentlemen:

Ralcorp Holdings, Inc., a Missouri corporation (the “Company”), agrees with you (“Purchaser”) as follows:

Section 1.	Authorization of 2009 Notes.

The Company will authorize the issue and sale of (i) $50,000,000 aggregate principal amount of its 7.45% Senior Notes, Series 2009A, due May 28, 2019 (the “Series 2009A Notes”) and (ii) $50,000,000 aggregate principal amount of its 7.60% Senior Notes, Series 2009B, due May 28, 2021 (the “Series 2009B Notes”, and together with the Series 2009A Notes, the “2009 Notes”).  The 2009 Notes together with each series of Additional Notes which may from time to time be issued pursuant to the provisions of Section 2.2 are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement or the Other Agreements (as hereinafter defined)).  The Series 2009A Notes and Series 2009B Notes shall be substantially in the forms set out in Exhibits 1-A and 1-B, respectively, with such changes therefrom, if any, as may be approved by you and the Company.  Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

The obligations of the Company hereunder and under the Notes shall be unconditionally guaranteed under and pursuant to the terms and provisions of the Subsidiary Guarantee, reference to which Subsidiary Guarantee is hereby made.  The obligations of the Company hereunder and under the Notes shall be secured pursuant to the terms and provisions of the Pledge Agreement, reference to which Pledge Agreement is hereby made, but only to the extent that the Company’s other Secured Debt Agreements continue to be secured under the Pledge Agreement in accordance with Section 10.5 hereof.

Section 2.	Sale and Purchase of Notes.

            Section 2.1.     Sale and Purchase of 2009 Notes.  Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, 2009 Notes in the principal amount and of the series specified opposite your name in Schedule A at the purchase price of 100% of the principal amount thereof.  Contemporaneously with entering into this Agreement, the Company is entering into separate Note Purchase Agreements (the “Other Agreements”) identical with this Agreement with each of the other purchasers named in Schedule A (the “Other Purchasers”), providing for the sale at such Closing to each of the Other Purchasers of 2009 Notes in the principal amount and of the series specified opposite its name in Schedule A.  Your obligation hereunder, and the obligations of the Other Purchasers under the Other Agreements, are several and not joint obligations, and you shall have no obligation under any Other Agreement and no liability to any Person for the performance or nonperformance by any Other Purchaser thereunder.  The Series 2009A Notes, the Series 2009B Notes and each other series of Notes issued hereunder are each herein sometimes referred to as Notes of a “series.”

            Section 2.2.     Additional Series of Notes. The Company may, from time to time, in its sole discretion, but subject to the terms hereof, issue and sell one or more additional series of its promissory notes under the provisions of this Agreement pursuant to a supplement (a “Supplement”) substantially in the form of Exhibit S.  Each additional series of Notes (the “Additional Notes”) issued pursuant to a Supplement shall be subject to the following terms and conditions:

                (i)    each series of Additional Notes, when so issued, shall be differentiated from all previous series by sequential date and alphabetical designation inscribed thereon;

                (ii)   Additional Notes of the same series may consist of more than one different and separate tranches and may differ with respect to outstanding principal amounts, maturity dates, interest rates and premiums, if any, and price and terms of redemption or payment prior to maturity, but all such different and separate tranches of the same series shall vote as a single class and constitute one series;

                (iii)   each series of Additional Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such mandatory and optional prepayment on the dates and at the premiums, if any, have such additional or different conditions precedent to closing, such representations and warranties and such additional covenants and events of default (including covenants and/or events of default which are similar in structure to existing covenants and/or events of default and are more restrictive) as shall be specified in the Supplement under which such Additional Notes are issued and upon execution of any such Supplement, this Agreement shall be amended to incorporate such additional covenants and such additional events of default without further action on the part of the holders of the Notes outstanding under this Agreement, provided, that any such additional covenants and such additional events of default shall not diminish or reduce any existing covenants of events of default, but shall inure to the benefit of all holders of Notes so long as any Additional Notes issued pursuant to such Supplement remain outstanding;

                (iv)   each series of Additional Notes issued under this Agreement shall be in substantially the form of Exhibit 1 to Exhibit S hereto with such variations, omissions and insertions as are necessary or permitted hereunder;

                (v)   the minimum aggregate principal amount of any series of Notes issued under a Supplement shall be $5,000,000 and the minimum denomination shall be $100,000;

                (vi)   all Additional Notes shall mature more than one year after the issuance thereof, shall constitute Debt of the Company and shall rank pari passu  with all other outstanding Notes; and

                (vii)  no Additional Notes shall be issued hereunder if immediately prior to the time of issuance thereof or immediately after giving effect to the issuance and the application of the proceeds thereof, any Default or Event of Default shall exist.

Section 3.	Closing.

The sale and purchase of the 2009 Notes to be purchased by you and the Other Purchasers shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603, at 10:00 a.m., Chicago time, at a closing (the “Closing”) on May 28, 2009 or on such other Business Day thereafter on or prior to June 2, 2009 as may be agreed upon by the Company and you and the Other Purchasers.  At the Closing the Company will deliver to you the 2009 Notes of the series to be purchased by you in the form of a single 2009 Note of such series (or such greater number of 2009 Notes of such series in denominations of at least $250,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 1096726 at JPMorgan Chase Bank, N.A., in New York, New York, ABA #021000021.  If at the Closing the Company shall fail to tender such 2009 Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your reasonable satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

Section 4.	Conditions to Closing.

Your obligation to purchase and pay for the 2009 Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions (except that the conditions in Section 4.14 shall be applicable only to the issuance of each series of Additional Notes):

            Section 4.1.     Representations and Warranties.  The representations and warranties of the Obligors in the Financing Agreements shall be correct when made and at the time of the Closing.

            Section 4.2.    Performance; No Default.  Each Obligor shall have performed and complied with all agreements and conditions contained in each Financing Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the 2009 Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing.   Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 hereof had such Section applied since such date.

            Section 4.3.      Compliance Certificates.

            (a)           Officer’s Certificate.  Each Obligor shall have delivered to you an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

            (b)           Secretary’s Certificate.  Each Obligor shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Financing Agreements to which it is a party.

            Section 4.4.     Opinions of Counsel.  You shall have received opinions in form and substance reasonably satisfactory to you, dated the date of the Closing (a) from Charles G. Huber, Vice President and General Counsel, counsel for the Obligors, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you) and (b) from Chapman and Cutler LLP, your special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as you may reasonably request.

            Section 4.5.     Purchase Permitted by Applicable Law, Etc.  On the date of the Closing your purchase of 2009 Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by you, you shall have received an Officer’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

            Section 4.6.     Sale of Other Notes.  Contemporaneously with the Closing, the Company shall sell to the Other Purchasers, and the Other Purchasers shall purchase the 2009 Notes to be purchased by them at the Closing as specified in Schedule A.

            Section 4.7.     Payment of Special Counsel Fees.; Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of your special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

            Section 4.8.     Private Placement Number.  A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for each series of the 2009 Notes.

            Section 4.9.     Changes in Corporate Structure.  No Obligor shall have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

            Section 4.10.   Funding Instructions.  At least three Business Days prior to the date of the Closing, you shall have received written instructions executed by a Responsible Officer directing the manner of the payment of the purchase price for the 2009 Notes and setting forth (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number, (iii) the account name and number into which the purchase price for the 2009 Notes is to be deposited, and (iv) the name and telephone number of the account representative responsible for verifying receipt of such funds.

            Section 4.11.   Subsidiary Guarantee. Each of the Subsidiary Guarantors shall have executed and delivered the Subsidiary Guarantee substantially in the form of Exhibit 4.11 hereto.

           Section 4.12.   Pledge Agreement.  The Company shall have complied with all terms and conditions set forth in the definition of “Permitted Debt Agreement” as defined in the Pledge Agreement and shall have executed and delivered to the Pledgee (as defined in the Pledge Agreement) and the Purchaser and Other Purchasers an Officers Certificate certifying that such terms and conditions have been satisfied.  The Company shall have delivered to the Pledgee all counterpart signature pages to the Pledge Agreement executed and delivered by the Purchasers and the Other Purchasers.

            Section 4.13.   Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by the Financing Agreements and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

            Section 4.14.   Additional Conditions to Issuance of Additional Notes. The obligations of the Additional Purchasers to purchase any Additional Notes shall also be subject to the following conditions precedent, in addition to the conditions specified in the Supplement pursuant to which such Additional Notes may be issued:

            (a)            Compliance Certificate.  A duly authorized Senior Financial Officer of the Company shall execute and deliver to each Additional Purchaser and each holder of Notes an Officer’s Certificate dated the date of issue of such series of Additional Notes stating that such officer has reviewed the provisions of this Agreement (including any Supplements hereto) and setting forth the information and computations (in sufficient detail) required in order to establish whether the Company is in compliance with the requirements of Section 10 on such date.

           (b)           Execution and Delivery of Supplement.  The Company and each such Additional Purchaser shall execute and deliver a Supplement substantially in the form of Exhibit S hereto, subject to any prepayment conditions, additional covenants and closing conditions as contemplated therein.

            (c)            Representations of Additional Purchasers.  Each Additional Purchaser shall have confirmed in the Supplement that the representations set forth in Section 6 are true with respect to such Additional Purchaser on and as of the date of issue of the Additional Notes.

Section 5.	Representations and Warranties of the Company.

 The Company represents and warrants to you that:

            Section 5.1.     Organization; Power and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Other Agreements and the 2009 Notes and to perform the provisions hereof and thereof.

            Section 5.2.     Authorization, Etc.  This Agreement, the Other Agreements, the 2009 Notes and the Pledge Agreement have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement, the Other Agreements and the Pledge Agreement constitutes, and upon execution and delivery thereof each 2009 Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            Section 5.3.     Disclosure.  The Company, through its agent, SPP Capital Partners, LLC, has  delivered to you and each Other Purchaser a copy of the Private Placement Memorandum including all exhibits and attachments thereto, dated April 2009 (the “Memorandum”), relating to the transactions contemplated hereby.  The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries.  This Agreement, the Memorandum, the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby and described on Schedule 5.3 and the financial statements listed in Schedule 5.5 (this Agreement, the Memorandum, the documents, certificates and other writings described on Schedule 5.13 and the financial statements listed in Schedule 5.5, together, the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in the Disclosure Documents, since September 30, 2008, there has been no change  in  the  financial condition, operations, business or properties of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth in the Disclosure Documents.

            Section 5.4.      Organization and Ownership of Shares of Subsidiaries; Affiliates.

            (a)            Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company’s Affiliates, other than Subsidiaries, and (iii) of the Company’s directors and senior officers.

            (b)           All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

            (c)            Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

            (d)           No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the Other Agreements, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

            Section 5.5.     Financial Statements.  The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

            Section 5.6.     Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance by the Company of this Agreement, the Other Agreements, the 2009 Notes and the Pledge Agreement will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary (except for the Lien of the Pledge Agreement) under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

           Section 5.7.    Governmental Authorizations, Etc.  Assuming the accuracy of (i) the offeree letter of SPP Capital Partners, LLC and (ii) the representations of the Purchasers in Section 6, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the 2009 Notes.

            Section 5.8.     Litigation; Observance of Agreements, Statutes and Orders.  (a) Except as set forth in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

            (b)            Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

            Section 5.9.     Taxes.  The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate.  The U.S. federal income tax liabilities of the Company and its Subsidiaries have been finally determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended September 30, 2006.

            Section 5.10.   Title to Property; Leases.  The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

            Section 5.11.   Licenses, Permits, Etc.  (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

            (b)          To the best knowledge of the Company, no product of the Company infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person.

            (c)            To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

            Section 5.12.   Compliance with ERISA.  (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

            (b)            The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $20,000,000 in the case of any single Plan and by more than $30,000,000 in the aggregate for all Plans.  The  term “benefit  liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

            (c)            The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

            (d)            The expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries was $83,971,000 as of September 30, 2008, the last valuation date.

            (e)            The execution and delivery of this Agreement and the issuance and sale of the 2009 Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to (i) the accuracy of your representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the 2009 Notes to be purchased by you and (ii) the assumption, made solely for the purpose of making such representation, that Department of Labor Interpretive Bulletin 75-2 with respect to prohibited transactions remains valid in the circumstances of the transactions contemplated herein.

            Section 5.13.   Private Offering by the Company.  Neither the Company nor anyone acting on its behalf has offered the 2009 Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than you, the Other Purchasers and not more than twenty-seven (27) other Institutional Investors, each of which has been offered the 2009 Notes at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the 2009 Notes to the registration requirements of Section 5 of the Securities Act.

            Section 5.14.   Use of Proceeds; Margin Regulations.  The Company will apply the proceeds of the sale of the 2009 Notes to refinance existing Debt outstanding under the Bank Agreement and for general corporate purposes.  No part of the proceeds from the sale of the 2009 Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 1.00% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 1.00% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

            Section 5.15.   Existing Debt; Future Liens.  (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Company and its Subsidiaries as of May 22, 2009 (including a description of the obligors and obligees, principal amount outstanding and any collateral thereof and any Guaranty thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Company or its Subsidiaries.  Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Subsidiary and no event or condition exists with respect to any Debt of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

            (b)            Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.5.

            Section 5.16.   Foreign Assets Control Regulations, Etc.  Neither the sale of the 2009 Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  Without limiting the foregoing, neither the Company nor any of its Subsidiaries (a) is or will become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in section 1 of the Anti-Terrorism Order or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person.

The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.  No part of the proceeds from the sale of the 2009 Notes hereunder will be used, directly or indirectly, for any payment to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

            Section 5.17.   Status under Certain Statutes.  Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

            Section 5.18.   Environmental Matters.  Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.  Except as otherwise disclosed to you in writing:

            (a)            neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

            (b)            neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

            (c)            all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

            Section 5.19.   Ranking of Notes.  The Company’s obligations under this Agreement and the 2009 Notes will, upon issuance of the 2009 Notes, rank at least pari passu with all of its other outstanding senior unsecured Debt.

 In addition to the foregoing and not in limitation thereof, the Company’s obligations under this Agreement and the 2009 Notes are secured by the security interest in the Collateral (as defined in the Pledge Agreement) granted under the Pledge Agreement and ranks at least pari passu, without preference or priority, with all of its obligations under the other Secured Debt Agreements secured by the Collateral.

            Section 5.20.   Subsidiary Guarantee.  Each Subsidiary Guarantor has executed and delivered the Subsidiary Guarantee and the Subsidiary Guarantee constitutes the legal, valid and binding obligation of each Subsidiary Guarantor enforceable against each Subsidiary Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Each Subsidiary of the Company which is obligated whether by guarantee or as a direct obligor, in respect of the Bank Agreement or any other Secured Debt Agreement is a Subsidiary Guarantor hereunder.

            Section 5.21.   Pledge Agreement.  The Company has satisfied all the terms and conditions in the definition of “Permitted Debt Agreement” set forth in the Pledge Agreement and has delivered to the Pledgee executed counterpart signature pages thereto of each of the Purchaser and the Other Purchasers and, accordingly, this Agreement and the Notes constitute “Permitted Debt Agreements,” the Purchaser and the Other Purchasers are “Permitted Creditors” and the obligations of the Company under this Agreement and the 2009 Notes constitute “Permitted Debt Obligations” (each as defined in the Pledge Agreement), in each case, under the Pledge Agreement.

Section 6.	Representations of the Purchaser.

            Section 6.1.     Purchase for Investment.  You represent that you are purchasing the 2009 Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control.  You understand that the 2009 Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the 2009 Notes.

            Section 6.2.     Source of Funds.  You represent that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by you to pay the purchase price of the 2009 Notes to be purchased by you hereunder:

            (a)           the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or Affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with your state of domicile; or

            (b)           the Source is a separate account that is maintained solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or is related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including an annuitant)) are not affected in any manner by the investment performance of the separate account; or

            (c)           the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of PTE 91-38 and, except as you have disclosed to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

            (d)            the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter, the QPAM does not own a 10% or more interest in the Company and no Person controlling or controlled by the QPAM (applying the definition of “control” in section V(e) of the QPAM Exemption) owns a 20% or more interest in the Company (or less than 20% but greater than 10%, if such Person exercises control over the management or policies of the Company by reason of its ownership interest) and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

            (e)            the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

            (f)             the Source is a governmental plan; or

            (g)            the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

            (h)            the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA; or

            (i)             the Source does not include assets of (i) an employee benefit plan which is subject to Title I of ERISA, (ii) a “plan” (as defined in Section 4975 of the Code) which is subject to Section 4975 of the Code or (iii) an entity whose underlying assets include plan assets by reason of any such employee benefit plan's or plan's investment in such entity.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7.	Information as to Company.

             Section 7.1.     Financial and Business Information.  The Company shall deliver to each holder of Notes that is an Institutional Investor:

            (a)            Quarterly Statements —within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

    (i)     a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

                            (ii)    consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter,

setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

(b)            Annual Statements —within 105 days after the end of each fiscal year of the Company, duplicate copies of,

                (i)     a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

                (ii)    consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year,forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied:

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied:

(A)           by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

(B)           a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant’s certificate described in clause (B) above, shall be deemed to satisfy the requirements of this Section 7.1(b);

            (c)            SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material; provided, however, that the Company shall be deemed to have made such delivery of such reports and other information in this Section 7.1(c) if it shall have timely made such reports and other information available (x) on “EDGAR” (the electronic disclosure system for the receipt, storage, retrieval and dissemination of public documents filed with the SEC) or (y) on its home page on the worldwide web (at the date of this Agreement located at: http//www.ralcorp.com) and, in each case, shall have given each holder prior notice of such availability (which such notice may be made by electronic mail to any holder of Notes who has provided the Company one or more email addresses as set forth in its Schedule A);

            (d)           Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or

Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

            (e)            ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

                            (i)     with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

                            (ii)     the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of
            ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

                            (iii)    any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to
            Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

            (f)             Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

            (g)            Supplements  — promptly and in any event within 10 Business Days after the execution and delivery of any Supplement, a copy thereof; and

            (h)            Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

            Section 7.2.     Officer’s Certificate.  Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

           (a)           Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.3 through 10.6 hereof, inclusive, and any other financial covenant added pursuant to any Supplement, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

            (b)           Event of Default — a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

            Section 7.3.      Inspection.  The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

            (a)            No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

            (b)            Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

Section 8.	Prepayment of the Notes.

            Section 8.1.    Required Prepayments.  Except as otherwise provided in this Section 8 and in Section 12.1, the 2009 Notes are not subject to mandatory prepayments of principal. The entire outstanding principal amount of the Series 2009A Notes, together with all accrued and unpaid interest thereon, shall be due and payable on May 28, 2019.  The entire outstanding principal amount of the Series 2009B Notes, together with all accrued and unpaid interest thereon, shall be due and payable on May 28, 2021.

            Section 8.2.     Optional Prepayments with Make-Whole Amount.  The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the 2009 Notes, in an amount not less than ten percent (10%) of the aggregate principal amount of the 2009 Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Company will give each holder of 2009 Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the 2009 Notes to be prepaid on such date, the principal amount of each 2009 Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of 2009 Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

            Section 8.3.      Change in Control.

            (a)           Notice of Change in Control or Control Event.  The Company will, within five (5) Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of 2009 Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to Section 8.3(b).  If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay the 2009 Notes as described in Section 8.3(c) hereof and shall be accompanied by the certificate described in Section 8.3(f).

            (b)           Conditions to Company Action.  The Company will not take any action that consummates or finalizes a Change in Control unless at least fifteen (15) days prior to such action it shall have given to each holder of 2009 Notes written notice containing and constituting an offer to prepay 2009 Notes as described in Section 8.3(c), accompanied by the certificate described in Section 8.3(f).

            (c)            Offer to Prepay 2009 Notes.  The offer to prepay 2009 Notes contemplated by paragraphs (a) and (b) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, the 2009 Notes held by each holder (in this case only, “holder” in respect of any 2009 Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”) which shall be the next Interest Payment Date which is at least 15 days after the date of the notice of prepayment.

            (d)           Acceptance.  A holder of 2009 Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company at least five (5) Business Days prior to the Proposed Prepayment Date.  A failure by a holder of 2009 Notes to respond to an offer to prepay made pursuant to this Section 8.3 shall be deemed to constitute a rejection of such offer by such holder.

            (e)           Prepayment.  Prepayment of the 2009 Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the principal amount of the 2009 Notes together with accrued and unpaid interest thereon and without any Make-Whole Amount.  The prepayment shall be made on the Proposed Prepayment Date.

            (f)            Officer’s Certificate.  Each offer to prepay the 2009 Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by the Senior Financial Officer of the Company and dated the date of such offer, specifying:  (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.3; (iii) the principal amount of each 2009 Note offered to be prepaid; (iv) the interest that would be due on each 2009 Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of Section 8.3(a) or (b) have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

            (g)           Certain Definitions. “Change in Control” shall be deemed to have occurred if (a) any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), other than a group including, and under the general supervision of, one or more members of the Excluded Group:

                (i)     become the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the date of the Closing), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the voting stock or membership or other equity interests of the Company, or

                (ii)    acquire after the date of the Closing (x) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of the Company, through beneficial ownership of the capital stock of the Company or otherwise, or (y) all or substantially all of the properties and assets of the Company; or

            (b)            a “change of control” (as defined therein) occurs under any of the Company’s other outstanding indebtedness

“Control Event” means:

                (i)      the execution by the Company or an Affiliate of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control,

                (ii)     the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or

                (iii)    the making of any written offer by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the outstanding equity of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

“Excluded Group” means and includes the Chairman of the Company (as of the date of Closing) ad the individuals described in Item 4A of Part I of the 2008 Annual Report of the Company.

            (h)           All calculations contemplated in this Section 8.3 involving the capital stock or other equity interest of any Person shall be made with the assumption that all convertible securities of such Person then outstanding and all convertible securities issuable upon the exercise of any warrants, options and other rights outstanding at such time were converted at such time and that all options, warrants and similar rights to acquire shares of capital stock or other equity interest of such Person were exercised at such time.

            Section 8.4.     Allocation of Partial Prepayments.  In the case of each partial prepayment of the 2009 Notes pursuant to Section 8.2, the principal amount of the 2009 Notes to be prepaid shall be allocated among all of the 2009 Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

            Section 8.5.      Maturity; Surrender, Etc.  In the case of each prepayment of 2009 Notes pursuant to this Section 8, the principal amount of each 2009 Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any 2009 Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no 2009 Note shall be issued in lieu of any prepaid principal amount of any 2009 Note.

            Section 8.6.     Purchase of Notes.  The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding

2009 Notes except upon the payment or prepayment of the 2009 Notes in accordance with the terms of this Agreement and the 2009 Notes.  The Company will promptly cancel all 2009 Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of 2009 Notes pursuant to any provision of this Agreement and no 2009 Notes may be issued in substitution or exchange for any such 2009 Notes.

             Section 8.7.     Make-Whole Amount.

“Make-Whole Amount” means, with respect to each 2009 Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such 2009 Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount with respect to each 2009 Note, the following terms have the following meanings:

“Called Principal” means, with respect to any 2009 Note, the principal of such 2009 Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any 2009 Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the 2009 Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any 2009 Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury Securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury Securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury Security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury Security with the maturity closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable 2009 Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any 2009 Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the 2009 Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

Settlement Date” means, with respect to the Called Principal of any 2009 Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 9.	Affirmative Covenants.

The Company covenants that so long as any of the Notes are outstanding:

            Section 9.1.     Compliance with Law.  The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            Section 9.2.     Insurance.  The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

            Section 9.3.      Maintenance of Properties.  The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            Section 9.4.      Payment of Taxes and Claims.  The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

            Section 9.5.      Corporate Existence, Etc.  The Company will at all times preserve and keep in full force and effect its corporate existence.  Subject to Sections 10.2 and 10.6, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

            Section 9.6.      Notes to Rank Pari Passu.  The Notes shall at all times shall remain direct and (subject to any applicable requirement of Section 10.5) unsecured obligations of the Company ranking pari passu with all other Notes from time to time issued and outstanding hereunder without any preference among themselves and pari passu with all other present and future unsecured Debt of the Company (subject to any applicable requirement of Section 10.5) which is not expressed to be subordinate or junior in rank to any other unsecured Debt of the Company.

In addition to the foregoing and not in limitation thereof, so long as the Company’s obligations under this Agreement and the Notes are secured by the security interest in the Collateral (as defined in the Pledge Agreement) granted under the Pledge Agreement, the Company’s obligations under this Agreement and the Notes will rank at least pari passu, without preference or priority, with all of its obligations under the other Secured Debt Agreements secured by the Collateral.  Notwithstanding the foregoing, it is understood that pursuant to the terms and conditions of the Pledge Agreement and in accordance with Section 10.5 hereof, the

Collateral may be released and the Pledge Agreement may be terminated so long as the other Secured Debt Agreements are no longer secured thereby.

            Section 9.7.      Subsidiary Guarantee; Release. (a) The Company will ensure at all times that any Subsidiary that has outstanding a Guaranty or direct liability with respect to the Bank Agreement or a Guaranty or direct liability with respect to any or all other present or future Debt of the Company is a Subsidiary Guarantor.

            (b)            The Company will cause each Subsidiary that is required to become a Subsidiary Guarantor after the date of the Closing to execute and deliver the Subsidiary Guarantee or the Subsidiary Guarantee Supplement, as applicable (within 30 days of such Subsidiary being required to become a Subsidiary Guarantor).

            (c)            Notwithstanding anything in this Agreement, in the Subsidiary Guarantee or in any Subsidiary Guarantee Supplement to the contrary, upon notice by the Company to each holder of a Note (which notice shall contain a certification by the Company as to the matters specified in clauses (i) and (ii) below), any Subsidiary Guarantor specified in such notice shall cease to be a Subsidiary Guarantor and shall be automatically released from its obligations under the Subsidiary Guarantee (without the need for the execution or delivery of any other document by the holders of Notes or any other Person) if, as at the date of such notice and after giving effect to such release, (i) no Default or Event of Default shall have occurred and be continuing, and (ii) such Subsidiary Guarantor shall not have outstanding a Guaranty or direct liability with respect to any Debt of the Company.

            Section 9.8.     Additional Interest.  If the Leverage Ratio exceeds 3.5 to 1.0 as of the end of any fiscal quarter of the Company (each, a “High Leverage Quarter”), then, in addition to all other interest accruing thereon (and all rights and remedies of the holders in the event the Leverage Ratio exceeds 4.00 to 1.00), additional interest in the amount of 0.50% shall accrue on each series of Notes (including all outstanding 2009 Notes and Additional Notes), commencing on the first day of the first fiscal quarter following each such High Leverage Quarter and continuing until the Company has provided an Officer’s Certificate pursuant to Section 7.2(a) demonstrating that, as of the end of the fiscal quarter in respect of which such Officer’s Certificate is delivered, the Leverage Ratio is not more than 3.5 to 1.0.  Following delivery of an Officer’s Certificate demonstrating that the Leverage Ratio did not exceed 3.5 to 1.0, the additional 0.50% interest shall cease to accrue or be payable for any fiscal quarter subsequent to the fiscal quarter in respect of which such Officer’s Certificate was delivered.

Section 10.	Negative Covenants.

The Company covenants that so long as any of the Notes are outstanding:

            Section 10.1.   Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the

Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

            Section 10.2.    Merger and Consolidation. The Company will not, and will not permit any of its Subsidiaries to, merge or consolidate with or into any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person except:

            (a)            any Subsidiary may merge or consolidate with or into the Company or convey all or substantially all of its assets to the Company, provided that the Company is the continuing or surviving corporation and immediately prior to, and immediately after giving effect to, such transaction, no Default or Event of Default would exist;

            (b)            any Subsidiary may merge or consolidate with or into another Subsidiary or convey all or substantially all of its assets to such other Subsidiary, provided that immediately prior to, and immediately after giving effect to, such transaction, no Default or Event of Default would exist;

            (c)            any Subsidiary (i) may merge or consolidate with or into any other corporation, provided that such Subsidiary is the surviving corporation and immediately prior to, and immediately after giving effect to such transaction, no Default or Event of Default would exist or (ii) may sell all or substantially all of its assets to any other Person or merge with or into such other Person such that the survivor is not a Subsidiary if, as the case may be, such sale or merger would be permitted under Section 10.6 hereof and, in either case, immediately prior to, and immediately after giving effect to such transaction, no Default or Event of Default would exist;

            (d)            the Company may merge or consolidate with any other Person if (i) the Company is the surviving entity, (ii) such entity is a solvent corporation organized and existing under the laws of the United States of America or any state thereof or the District of Columbia and (iii) immediately after giving effect to such transaction, no Default or Event of Default would exist; and

            (e)            the Company may merge or consolidate with or into any other Person, or sell all or substantially all of its assets (in a single transaction or series of transactions) if

                (i)     the surviving or acquiring entity (the “Successor Corporation”) is a solvent corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

                (ii)    the Successor Corporation, if not the Company, shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of the obligations of the Company under the Financing Agreements, including, without limitation, all covenants herein and therein contained, pursuant to documents in form and substance satisfactory to the Required Holders, and the Company shall have caused to be delivered to each holder an opinion, in form and substance satisfactory to the Required Holders, of independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

    (iii)    immediately after giving effect to such transaction, no Default or Event of Default would exist.

No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under the Financing Agreements.

            Section 10.3.    Minimum Consolidated Adjusted Net Worth.  The Company will not, at any time, permit Consolidated Adjusted Net Worth to be less than the remainder of (i) $1,750,000,000 minus (ii) the Vail Adjustment.

            Section 10.4.    Additional Limitations on Total Debt and Priority Debt.

            (a)            Leverage Ratio.  As of the end of each fiscal quarter of the Company, the Company will not permit the Leverage Ratio to be greater than 3.50 to 1.00, provided, that for any period of not more than four successive fiscal quarters, the Leverage Ratio may be greater than 3.50 to 1.00, but in no event greater than 4.00 to 1.00, if the Company timely pays the additional interest required pursuant to the provisions of Section 9.8.

            (b)            Priority Debt.  The Company will not, at any time, permit Priority Debt to exceed 15% of Consolidated Adjusted Net Worth.

            (c)           Interest Expense Coverage Ratio.    As of the end of each period of four fiscal quarters of the Company ending after the date hereof, the Company on a consolidated basis with its Subsidiaries shall maintain an Interest Expense Coverage Ratio of not less than 2.75 to 1.00.

            Section 10.5.    Liens. The Company will not, and will not permit any Subsidiary to, cause or permit to exist, or agree or consent to cause or permit to exist in the future (upon the happening of a contingency or otherwise), any Lien on the properties of the Company or any such Subsidiary, whether now owned or hereafter acquired, or upon any income or profits therefrom, or assign or otherwise convey any right to receive income or profits (unless it makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to an agreement reasonably satisfactory to the Required Holders and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property), except:

            (a)            Liens for taxes, assessments or other governmental charges or levies which are not yet due and payable or the payment of which is not at the time required by Section 9.4;

            (b)            any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay or shall not be currently contested in good faith by appropriate proceedings;

            (c)            Liens existing on the date of this Agreement and securing the Debt of the Company or any Subsidiary referred to in Schedule 5.15 including, without limitation, pursuant to the Pledge Agreement so long as the Notes are equally and ratably secured (on a basis no less favorable than that provided by the Company’s other outstanding Debt, being secured pursuant to equal and ratable provisions) with any and all other obligations secured by the Pledge Agreement;

            (d)            Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (1) in connection with workers’ compensation, unemployment insurance, other types of social security or retirement benefits and insurance regulatory requirements or (2) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations provided that such Liens, in the aggregate, to not detract in a Material way from the value of the assets of the Company or its Subsidiaries or impact in a Material way the use thereof in the operation of their business and are not incurred in connection with the borrowing of money;

            (e)            any Lien created to secure all or any part of the purchase price, or to secure Debt incurred or assumed to pay all or any part of the purchase price or cost of construction, of property (or any improvement thereon) acquired or constructed by the Company or a Subsidiary after the date of the Closing, including any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by the Company or any Subsidiary at the time such property is so acquired (whether or not the Debt secured thereby shall have been assumed), provided that

                (i)     any such Lien shall extend solely to the item or items of such property (and/or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (and/or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (and/or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon),

                (ii)    the principal amount of the Debt secured by any such Lien shall at no time exceed an amount equal to 100% of the fair market value (as  determined in good faith by the board of directors of such Company or Subsidiary incurring such Lien) of such property (and/or improvement thereon) at the time of such acquisition or construction, and (iii)any such Lien shall be created contemporaneously with, or within the period beginning 180 days before and ending 180 days after, the acquisition or construction of such property;

            (f)             any Lien renewing, extending or refunding any Lien permitted by paragraph (c) of this Section 10.5, provided that (i) the principal amount of Debt secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced, (ii) such Lien is not extended to any other property, and (iii) immediately after such extension, renewal or refunding no Default or Event of Default would exist;

            (g)            Liens on property or assets of the Company or any Subsidiary securing Debt owing to the Company or to a Wholly-Owned Subsidiary;

            (h)            Liens on accounts receivable and related contract rights of the Company or any Subsidiary in favor of purchasers or providers of financing under the Accounts Receivable Financing Program;

            (i)             Liens on the shares of capital stock of Vail Resorts, Inc. owned by a Vail Owner pursuant to the Pledge Agreement dated October 31, 2005 between RH Financial Corporation and Bank of America, N.A., as further described on Schedule 10.5(i), or any other similar pledge agreement that secure the obligations of such Vail Owner in respect of its sale of such capital stock pursuant to the Forward Sale Agreement or any other similar forward sale agreement in respect of such capital stock, and which, in each case, the obligations under the Forward Sale Agreement or such other forward sale agreement, as the case may be, may be fully satisfied by delivery of, or foreclosure on, the shares of such capital stock which have been pledged pursuant to such Pledge Agreement or such other pledge agreement and which such obligations are not guaranteed, directly or indirectly, by the Company or any other Subsidiary; and

            (j)             Any Lien (other than a Lien permitted under paragraph (a) through paragraph (i) above) securing any Debt of the Company or any Subsidiary, which Debt is permitted hereunder (including under Section 10.4).

            Section 10.6.    Sale of Assets.  Except as permitted under Section 10.2, the Company will not, and will not permit any of its Subsidiaries to, make any Asset Disposition unless:

            (a)            in the good faith opinion of the Company or Subsidiary making the Asset Disposition, the Asset Disposition is in exchange for consideration having a fair market value at least equal to that of the property exchanged;

            (b)            immediately after giving effect to the Asset Disposition, no Default or Event of Default would exist; and

            (c)            the sum of (i) the Disposition Value of the property subject to such Asset Disposition, plus (ii) the aggregate Disposition Value for all other property that was the subject of an Asset Disposition during the period of 365 days immediately preceding such Asset Disposition would not exceed 15% of Consolidated Total Assets determined as of the end of the most recently ended calendar month preceding such Asset Disposition.

To the extent that (i) any Transfer consists of sales of accounts receivable in accordance with the Accounts Receivable Financing Program or (ii) the Net Proceeds Amount consisting of cash for any Transfer to a Person other than the Company or Subsidiary is applied to a Debt Prepayment Application or applied or committed (and if committed, is in fact applied within 12 months of the effective date of the commitment) to be applied to a Property Reinvestment Application within one year after such Transfer, then each such Transfer (or, if less than all such Net Proceeds Amount is applied as contemplated hereinabove in subsection (ii), the pro rata percentage thereof which corresponds to the Net Proceeds Amount so applied), only for the purpose of determining compliance with subsection (c) of this Section 10.6 as of any date, shall be deemed not to be an Asset Disposition.

            Section 10.7.   Nature of Business. The Company will not, and will not permit any of the Subsidiaries to, engage in any business, if as a result, when taken as a whole, the general nature of the businesses in which the Company and the Subsidiaries are engaged would be substantially changed from the general nature of the business as is conducted on the date of this Agreement or in other consumer products markets and the manufacturing of ingredients therefor.

           Section 10.8.   Terrorism Sanctions Regulations.  The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

Section 11.	Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

            (a)            the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

            (b)            the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

            (c)            the Company defaults in the performance of or compliance with any term contained in Section 10 or any covenant in a Supplement which provides that it shall have the benefit of this paragraph (c); or

            (d)            any Obligor defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) or in any other Financing Agreement and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

            (e)            any representation or warranty made in writing by or on behalf of any Obligor or by any officer of any Obligor in any Financing Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

            (f)             (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt that is outstanding in an aggregate principal amount of at least $35,000,000 beyond any period of grace provided with respect thereto (a “Monetary Default”), or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Debt in an aggregate outstanding principal amount of at least $35,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared (or one or more Persons are entitled to declare such Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $35,000,000, or (y) as a result of a Monetary Default, one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Debt; or

            (g)            the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

            (h)            a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

            (i)             a final judgment or judgments for the payment of money aggregating in excess of $35,000,000 (excluding any such judgments to the extent a solvent insurer has acknowledged liability therefor in writing) are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 45 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 45 days after the expiration of such stay; or

            (j)             if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $10,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

            (k)            any Financing Agreement shall cease to be in full force and effect for any reason whatsoever (except for releases of the Subsidiary Guarantee pursuant to and in accordance with the provisions of Section 9.7), including, without limitation, a determination by any Governmental Authority or court that such Financing Agreement is invalid, void or unenforceable in any material respect or any party thereto shall contest or deny the validity or enforceability of any of its obligations under any such Financing Agreement.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

Section 12.	Remedies on Default, Etc.

            Section 12.1.   Acceleration.  (a) If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

            (b)            If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

            (c)            If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount of the Notes (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of a Make-Whole Amount, by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

            Section 12.2.   Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

            Section 12.3.   Rescission.  At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

            Section 12.4.   No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 13.	Registration; Exchange; Substitution of Notes.

            Section 13.1.   Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and  the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

            Section 13.2.  Transfer and Exchange of Notes.  Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $250,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $250,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

            Section 13.3.   Replacement of Notes.  Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

            (a)            in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or an Institutional Investor, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

            (b)            in the case of mutilation, upon surrender and cancellation thereof,the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14.	Payments on Notes.

            Section 14.1.   Place of Payment.  Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A., in such jurisdiction.  The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

            Section 14.2.   Home Office Payment.  So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.  Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.

Section 15.	Expenses, Etc.

            Section 15.1.   Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of the Financing Agreements (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under the Financing Agreements or in responding to any subpoena or other legal process or informal investigative demand issued in connection with the Financing Agreements, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Other Financing Agreements and (c) the cost and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information and all subsequent annual and interim filings of documents and financial information related to this Agreement, with the Securities Valuation Office of the National Association of Insurance Commissioners or any successor organization succeeding to the authority thereof.  The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by you).

            Section 15.2.   Survival.  The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Other Financing Agreements, and the termination of this Agreement and the Other Financing Agreements.

Section 16.	Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.  Subject to the preceding sentence, the Financing Agreements embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17.	Amendment and Waiver.

            Section 17.1.   Requirements.  (a) This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount, if any, on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17, 20 or the form of Supplement.

            (b)          Supplements.  Notwithstanding anything to the contrary contained herein, the Company may enter into any supplement providing for the issuance of one or more series of Additional Notes consistent with Sections 2.2 and 4.14 hereof without obtaining the consent of any holder of any other series of Notes.

            Section 17.2.    Solicitation of Holders of Notes.

            (a)           Solicitation.  The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

            (b)           Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

            Section 17.3.   Binding Effect, Etc.  Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

            Section 17.4.   Notes Held by Company, Etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 18.	Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

                (i)     if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

                (ii)     if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

                (iii)   if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Treasurer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

Section 19.	Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, Photostat, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20.	Confidential Information.

For the purposes of this Section 20, “Confidential Information” means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any Person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available.  You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and Affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes and provided that you use reasonable best efforts to inform such directors, officers, employees, agents, attorneys and Affiliates of this provision), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes, this Agreement and the other Financing Agreements.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

Section 21.	Substitution of Purchaser.

You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of you.  In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

Section 22.	Miscellaneous.

            Section 22.1.   Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

            Section 22.2.  Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount, if any, or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

            Section 22.3.  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

            Section 22.4.   Construction.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

            Section 22.5.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

            Section 22.6.   Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

            Section 22.7.   Jurisdiction and Process; Waiver of Jury Trial.  (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes.  To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

            (b)            The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section.  The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

            (c)            Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

            (d)           The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

Ralcorp Holdings, Inc.

By /s/ S. Monette
Name: S. Monette
Title: Corporate Vice President and Treasurer

The foregoing is hereby agreed
to as of the date thereof.

Unum Life Insurance Company of America
Colonial Life & Accident Insurance Company
Provident Life and Accident Insurance Company

By Provident Investment Management, LLC
Its: Agent

By /s/ Ben Vance
Name: Ben Vance
Title: Managing Director

Nationwide Life and Annuity Insurance Company
Nationwide Life Insurance Company of America

By /s/ Thomas A. Gleason
Name: Thomas A. Gleason
Title: Authorized Signatory

Bankers Life and Casualty Company
Conseco Health Insurance Company

By: 40|86 Advisors, Inc. acting as Investment Advisor

By /s/ Timothy L. Powell
Name: Timothy L. Powell
Title: Vice President

Symetra Life Insurance Company, a Washington corporation

By: Principal Global Investors, LLC, a Delaware limited liability company, its authorized signatory

By /s/ Colin Pennycooke
Name: Colin Pennycooke
Title: Counsel

By /s/ Christopher J. Henderson
Name: Christopher J. Henderson
Title: Vice President and Associate General Counsel

Vantislife Insurance Company, a Connecticut company

By: Principal Global Investors, LLC
a Delaware limited liability company, its authorized signatory

By /s/ Colin Pennycooke
Name: Colin Pennycooke
Title: Counsel

By /s/ Christopher J. Henderson
Name: Christopher J. Henderson
Title: Vice President and Associate General Counsel

State of Wisconsin Investment Board

By /s/ Christopher P. Prestigiacomo
Name: Christopher P. Prestigiacomo
Title: Portfolio Manager

1st Farm Credit Services, PCA

By /s/ Dale A. Richardson
Name: Dale A. Richardson
Title: VP, Illinois Capital Markets Group

Connecticut General Life Insurance Company

By: Cigna Investments, Inc. (authorized agent)

By /s/ Deborah Wiacek
Name: Deborah Wiacek
Title: Senior Managing Director

Assurity Life Insurance Company

By /s/ Victor Weber
Name: Victor Weber
Title: Senior Director - Investments

United FCS, PCA, d/b/a FCS Commercial Finance Group

By /s/ Daniel J. Best
Name: Daniel J. Best
Title: Asst, Vice President

American Equity Investment Life Insurance Company

By /s/ Rachel Stauffer
Name: Rachel Stauffer
Title: Vice President Investments

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Accounts Receivable Financing Program” means a program of sales or securitization of, or transfers of interests in, accounts receivable and related contract rights by the Company or any Subsidiary on a limited recourse basis provided that each such sale or transfer qualifies as a sale under GAAP and provided further that the aggregate amount of financing or sales thereunder at any time outstanding shall not exceed an amount equal to 7.5% of (a) Consolidated Total Assets as of the most recent fiscal quarter for which financial statements have been provided pursuant to Section 7.1 minus (b) the aggregate amount of goodwill and other intangible assets of the Company and its Subsidiaries as of such fiscal quarter end, in each case as reflected on the Company’s consolidated financial statements.

“Additional Notes” is defined in Section 2.2.

“Additional Purchasers” means the purchasers of Additional Notes.

“Adjusted Consolidated Interest Expense” means (i) Consolidated Interest Expense plus (ii) consolidated interest, yield or discount accrued during such period on the aggregate outstanding investment or claim held by purchasers, assignees or other transferees of (or of interests in) receivables of the Company and its consolidated Subsidiaries in connection with a revolving Accounts Receivable Financing Program (regardless of the accounting treatment of such Accounts Receivable Financing Program).

“Adjusted EBITDA” means, for any applicable computation period, the sum of (a) EBIT for such period plus (b) the Company’s and the Subsidiaries’ amortization and depreciation deducted in determining Net Income for such period, provided however, that (i) Adjusted EBITDA shall include any Purchase during the computation period on a pro forma basis for the entire computation period and (ii) in the event that the Company sells or otherwise disposes of all or any portion of the capital stock of Vail Resorts, Inc. during such period, then Adjusted EBITDA shall be calculated by subtracting (adding) all equity earnings (losses) attributable to such divested interest for such period.

“Adjusted LIBOR Rate” shall mean, for any Interest Period, LIBOR plus 85 basis points.

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Anti-Terrorism Order” means Executive Order No. 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

 “Asset Disposition” means any Transfer except:

                (a)    any Transfer from a Subsidiary to the Company or to a Wholly-Owned Subsidiary so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default would exist; and

               (b)   any Transfer made in the ordinary course of business and involving only property that is either (1) inventory held for rent or sale or (2) equipment, fixtures, supplies or materials no longer required in the operation of the business of the Company or any of its Subsidiaries or that is obsolete; and

                (c)  any Transfer of the Company’s or any Subsidiary’s equity investment in Vail Resorts, Inc. provided, that at the time thereof and immediately after giving effect thereto, no Default or Event of Default exists.

“Bank Agreement” means, collectively, (i) the $400,000,000 Credit Agreement, dated as of July 18, 2008, among the Company, the lenders named therein and the agents and arrangers named therein, and (ii) the $200,000,000 Credit Agreement, dated as of August 4, 2008, among the Company, the lenders named therein and the agents and arrangers named therein, in each case, as amended or modified from time to time and as extended, renewed, replaced or refinanced from time to time.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means Ralcorp Holdings, Inc., a Missouri corporation, or any successor that becomes such in the manner prescribed in Section 10.2.

“Confidential Information” is defined in Section 20.

“Consolidated Adjusted Net Worth” means as of the date of any determination thereof, the amount of consolidated stockholders equity of the Company and its Subsidiaries, as determined in the most recent financial statement of the Company previously provided to the holders pursuant to Section 7.1, plus (but without duplication and only to the extent excluded or deducted from stockholders’ equity) (i) any “LIFO Reserve” specifically described in the most recent financial statement of the Company previously provided to the holders pursuant to Section 7.1, (ii) deferred income tax liabilities as determined in the most recent financial statement of the Company previously provided to the holders pursuant to Section 7.1, (iii) any goodwill incurred (whether capitalized on the Company’s balance sheet or written off as incurred or goodwill written off through an impairment to the Company’s goodwill), and (iv) Minority Interests of the Company and its Subsidiaries, and minus the Vail Adjustment to the extent included in the computation of consolidated stockholders’ equity for such period.

“Consolidated” or “consolidated”, when used in connection with any calculation, means a calculation to be determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any period (without duplication) of Consolidated interest expense of the Company and its Consolidated Subsidiaries for such period before the effect of interest income, as reflected on the Consolidated statements of income for the Company and its Subsidiaries for such period.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP but excluding the Vail Adjustment if included in determining such total assets.

 “Debt” with respect to any Person means, at any time, without duplication,

                (a)     its liabilities for borrowed money;

                (b)    its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

                (c)    all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

                (d)    all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and

                (e)    any Guaranty of such Person or letter of credit of such Person, with respect to liabilities of a type described in any of clauses (a) through (d) hereof.

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. “Debt” of any Person shall not include (i) such obligations of the character described in clauses (a) through (d) above, if owed or made by the Company or any Subsidiary to the Company or any Wholly-Owned Subsidiary or (ii) any unfunded obligations which may now or hereafter exist in respect of pension, retirement or other similar plans of the Company or any Subsidiary or (iii) the Ralston Obligations or (iv) the obligations of a Vail Owner under the Forward Sale Agreement or any other similar forward sale agreement in respect of such Vail Owner’s sale of shares of capital stock of Vail Resorts, Inc., and which, in each case, such obligations may be satisfied by delivery of, or foreclosure on, the shares of such capital stock and which such obligations are not guaranteed, directly or indirectly, by the Company or any other Subsidiary.

“Debt Prepayment Application” means, with respect to any Transfer of property constituting an Asset Disposition, the application by the Company of cash in an amount equal to the Net Proceeds Amount with respect to such Transfer to pay Senior Debt (other than Senior Debt owing to the Company, any of its Subsidiaries or any Affiliate) including a prepayment of the 2009 Notes pursuant to Section 8.2 in a principal amount at least equal to the Net Proceeds Amount multiplied by a fraction whose numerator is equal to the aggregate principal amount of all Notes then outstanding and whose denominator is equal to the aggregate unpaid amount of all Senior Debt; provided, that in the event such Senior Debt would otherwise permit the reborrowing of such Debt by the Company, the commitment to relend such Debt shall be permanently reduced by the amount of such Debt Prepayment Application.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means (i) with respect to the 2009 Notes that rate of interest that is the greater of (a) 2.00% per annum above the rate of interest stated in clause (a) of the first paragraph of the respective 2009 Notes or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. as its “base” or “prime” rate and (ii) with respect to any other series of Notes, the Default Rate as defined in the Supplement with respect to which such series of Notes were issued.

“Disposition Value” means, at any time, with respect to any property

                (a)    in the case of property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of such disposition in good faith by the Company, and

                (b)    in the case of property that constitutes Subsidiary Stock, an amount equal to that percentage of book value of the assets of the Subsidiary that issued such Subsidiary Stock as is equal to the percentage that the book value of such Subsidiary Stock represents of the book value of all of the outstanding capital stock or similar equity interests of such Subsidiary (assuming, in making such calculations, that all Securities convertible into such capital stock or similar equity interests are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the disposition thereof, in good faith by the Company.

“EBIT” means, for any applicable computation period, the Company and Subsidiaries’ Net Income on a consolidated basis plus (a) consolidated federal, state, local and foreign income and franchises taxes paid or accrued during such period and (b) Consolidated Interest Expense for such period minus (or plus) equity earnings (or losses) during such period attributable to equity investments by the Company and its Subsidiaries in the capital stock or other equity interests in any Person which is not a Subsidiary (other than Vail Resorts, Inc.).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, at any time and with respect to any property, the sale of value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“Financing Agreements” shall mean and include this Agreement, the Other Agreements, the Notes, the Subsidiary Guarantee (including each Subsidiary Guarantee Supplement) and the Pledge Agreement, in each case, as amended from time to time in accordance with the terms and provisions thereof.

“Forward Sale Agreement” means the forward sale agreement dated October 31, 2005 between RH Financial Corporation and Bank of America, N.A.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

                (a)    the government of

(i)     the United States of America or any state or other political subdivision thereof, or

(ii)    any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

                               (b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

                (a)     to purchase such indebtedness or obligation or any property constituting security therefor;

                (b)    to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

                (c)    to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

                (d)    otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of a Note holding more than $2,000,000 of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Interest Expense Coverage Ratio” means, for any applicable computation period, the ratio of EBIT to Adjusted Consolidated Interest Expense for such period as determined in accordance with GAAP.

“Leverage Ratio” means, with respect to the Company on a consolidated basis with its Subsidiaries, at the end of any fiscal quarter, the ratio of Total Debt at the end of such fiscal quarter to Adjusted EBITDA for the four fiscal quarters then ending.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.7 with respect to the 2009 Notes and, in connection with each other series of Notes, the make-whole, breakage, premium or other amounts provided for in the Supplement in respect of such other series of Notes.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

“Memorandum” is defined in Section 5.3.

“Minority Interests” mean any shares of stock of any class of a Subsidiary (other than directors’ qualifying shares as required by law) that are not owned by the Company and/or one or more of its Subsidiaries.  Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

“Monetary Default” is defined in Section 11.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Net Income” means, for any computation period, with respect to the Company on a consolidated basis with its Subsidiaries (other than any Subsidiary which is restricted from declaring or paying dividends or otherwise advancing funds to its parent whether by contract or otherwise), cumulative net income earned during such period as determined in accordance with GAAP, but (ii) excluding any non-cash charges or gains which are unusual, non-recurring or extraordinary and (ii) including, to the extent not otherwise included in the determination of Net Income, all cash dividends and cash distributions actually received by the Company or any Subsidiary.

“Net Proceeds Amount” means, with respect to any Transfer of any property by any Person, an amount equal to the difference of

                (a)    the aggregate amount of the consideration (valued at the Fair Market Value of such consideration at the time of the consummation of such Transfer) allocated to such Person in respect of such Transfer, net of any applicable taxes incurred in connection with such Transfer, minus

                (b)    all ordinary and reasonable out-of-pocket costs and expenses actually incurred by such Person in connection with such Transfer.

“Notes” is defined in Section 1.

“Obligors” means the Company and the Subsidiary Guarantors.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Other Agreements” is defined in Section 2.1.

“Other Purchasers” is defined in Section 2.1.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Pledge Agreement” means that certain Pledge Agreement dated as of July 18, 2008, among the Company, certain Subsidiaries of the Company, JPMorgan Chase Bank, N.A., as pledgee, and the Secured Creditors or their representatives identified therein from time to time, as amended, restated, supplemented or otherwise modified from time to time.

 “Priority Debt” means the sum, without duplication, of (i) Debt of the Company or any Subsidiary secured by Liens not otherwise permitted by clauses (a) through (i) of Section 10.5 and, but without duplication, (ii) all Debt of Subsidiaries (other than to the Company or another Subsidiary) excluding Debt of Subsidiary Guarantors.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Property Reinvestment Application” means, with respect to any Transfer of property constituting an Asset Disposition, the application of an amount equal to the Net Proceeds Amount with respect to such Transfer to the acquisition by the Company or any of its Subsidiaries of operating assets for the Company or any Subsidiary to be used in the principal business of such Person.

“Proposed Prepayment Date” is defined in Section 8.3.

“Purchase” shall mean and include any transaction or series of related transactions after the date of Closing, by which the Company or any of its Subsidiaries (a) acquires any ongoing business or all or substantially all of the assets of any firm, corporation or division or line of business thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

“QPAM Exemption” means a Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Ralston Obligations” means the indemnification obligations of the Company existing on the date of Closing in favor of General Mills Inc. with respect to its indemnification of Ralston Purina Company, as more fully described in Note 14 of the Company’s Annual Report on Form 10-K for the year ended September 30, 2002 under “Other Contingencies.”

“Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Secured Debt Agreements” shall have the meaning set forth in the Pledge Agreement.

 “Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security” has the same meaning as Section 2(1) of the Securities Act.

“Senior Debt” shall mean and include (i) any Debt of the Company (other than Debt owing to any Subsidiary or Affiliate) which is not expressed to be junior or subordinate to any other Debt of the Company, and (ii) any Debt of a Subsidiary (other than Debt owing to the Company, any other Subsidiary or any Affiliate).

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

 “Series 2009A Notes” is defined in Section 1.

 “Series 2009B Notes” is defined in Section 1.

 “Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantee” shall mean the Subsidiary Guarantee dated as of May 28, 2009 substantially in the form of Exhibit 4.11 hereto together with any and all amendments, modifications, supplements and accessions thereto or in respect thereof.

“Subsidiary Guarantor” shall mean and include each Subsidiary which is obligated whether as guarantor or direct obligor, in respect of any obligations under the Bank Agreement or as a guarantor or direct obligor in respect of any other Debt of the Company; provided, however, that if such Subsidiary is organized in a jurisdiction other than the United States or Canada, then solely for purposes of determining ‘Priority Debt’, such Subsidiary shall not be deemed a Subsidiary Guarantor unless the Company provides to each holder of Notes a written opinion of independent counsel addressed to the holders of Notes to the effect that the Subsidiary Guarantee of such Subsidiary Guarantor has been duly authorized, executed and delivered by such Subsidiary Guarantor and constitutes a legal, valid and binding obligation enforceable against such Subsidiary Guarantor in accordance with its terms, subject to usual and customary exceptions and assumptions reasonably satisfactory to the Required Holders at the time such Subsidiary becomes obligated as a guarantor or direct obligor in respect of any other Debt of the Company.

“Subsidiary Stock” means, with respect to any Person, the stock (or any options or warrants to purchase stock or similar equity interests or other Securities exchangeable for or convertible into stock or similar equity interests) of any Subsidiary of such Person.

“Supplement” is defined in Section 2.2.

“Total Debt” shall mean, as of the date of any determination thereof, the aggregate unpaid principal amount of all Debt of the Company and its Subsidiaries on a consolidated basis.

“Transfer” means, with respect to any Person, any transaction in which such Person sells, conveys, transfers (including by merger or consolidation) or leases (as lessor) any of its property, including, without limitation, Subsidiary Stock but excluding dividends to the extent paid in cash.  For purposes of determining the application of the Net Proceeds Amount in respect of any Transfer, the Company may designate any Transfer as one or more separate Transfers each yielding a separate Net Proceeds Amount.  In any such case, (a) the Disposition Value of any property subject to each such separate Transfer and (b) the amount of Consolidated Total Assets attributable to any property subject to each such separate Transfer shall be determined by ratably allocating the aggregate Disposition Value of, and the aggregate Consolidated Total Assets attributable to, all property subject to all such separate Transfers to each such separate Transfer on a proportionate basis.

“2009 Notes” is defined in Section 1.

 “USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Vail Adjustment” shall mean, as of the date of any determination, the value (but not less than zero) of the equity investment of the Company and its Subsidiaries in Vail Resorts, Inc.

“Vail Owner” means RH Financial Corporation, a Nevada corporation and a Wholly-Owned Subsidiary, which owns shares of capital stock in Vail Resorts, Inc. and shall also include the Company and/or any other Subsidiary upon a Transfer of such capital stock by RH Financial Corporation to the Company or to such Subsidiary, respectively.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.